Exhibit 99.01

Palisade Bio Provides Update on U.S. Phase 2 Study Evaluating LB1148 for Post-Surgical Abdominal Adhesions

Topline data readout from study expected in first half of 2023

Carlsbad, CA – December 16, 2022 – Palisade Bio, Inc. (Nasdaq: PALI), a clinical stage biopharmaceutical company advancing therapies for acute and chronic gastrointestinal (GI) complications, is providing an update on its U.S. Phase 2 study evaluating LB1148 for reduction in intra-abdominal adhesions in subjects following elective bowel resection (PROFILE).

The Company enrolled a total of 35 of the planned 70 patients in its Phase 2 study. Of the patients enrolled, 31 have completed their first surgery, and nine have completed a second surgery, which is an inflection point for data under the current study protocol. Palisade believes that the data collected to date is sufficient for its evaluation purposes, including an evaluation of its risk profile, and for such reason, the Company is voluntarily ceasing enrollment in the trial. Palisade expects to report topline data from the 35 patients in the first half of 2023.

Herbert B. Slade, MD, FAAAAI, Chief Medical Officer of Palisade Bio stated, “We are optimistic about the topline data expected in the first half of 2023 related to the achievement of the primary endpoint of the Phase 2 adhesions study. We remain encouraged by the data demonstrated by LB1148 and are committed to driving its development in a manner that we believe best positions us to provide patient benefit, and ultimately approval.”

The Company is currently designing a dose optimization study for all indications to determine if a different dosing protocol would enhance the risk profile while simultaneously providing efficacy. It is anticipated that this study will generate pharmacokinetic and pharmacodynamic data across multiple doses in patients, with enrollment expected to commence in the first half of 2023.

“Since joining the Company as CMO last month, I have had the opportunity to review the LB1148 data generated to-date and the current clinical development plan. I believe there is a lot of potential for LB1148 to fundamentally transform the way physicians mitigate the risks of acute and chronic GI complications from surgery. I also believe it is critical for us to put our best foot forward in advancing this important program and see a unique opportunity to fine tune the dose and dosing regimen of LB1148. All of this considered, we have decided to move forward with a planned dose optimization study which will guide our future development,” added Dr. Slade.

The Company’s U.S. Phase 2 clinical trial of LB1148 is a randomized, double-blind, placebo-controlled, parallel-group, multicenter study in patients undergoing elective bowel resection surgery. This trial is designed to evaluate whether patients treated with LB1148 experience reduction in formation of post-surgical intra-abdominal adhesions and accelerate the return of GI function in subjects undergoing elective bowel resection with planned stoma take-down.

“As a company, we are committed to taking a fundamental, strategic approach to drug development. We believe the decision to stop enrollment and analyze the data from the current enrolled subjects will provide valuable insight as we work to further advance our lead program, LB1148,” concluded JD Finley, interim Chief Executive Officer of Palisade Bio.

About Palisade Bio

Palisade Bio is a biopharmaceutical company focused on developing therapeutics that protect the integrity of the intestinal barrier. The Company utilizes over three decades of research and established science that links the role of intestinal barrier biology and human disease to develop novel therapeutics that target and improve the integrity of the intestinal barrier.

The Company’s lead program, LB1148, is a broad-spectrum serine protease inhibitor that acts to neutralize digestive enzymes, potentially reducing intestinal damage. In clinical studies, LB1148 has demonstrated positive results in reducing the incidence and severity of post-surgical abdominal adhesions and potentially accelerating the time to return of postoperative bowel function. LB1148 is currently being evaluated in a Phase 2 study to evaluate reduction in intra-abdominal adhesions, return of gastrointestinal function, and prevention of post-operative ileus in subjects undergoing elective bowel resection (PROFILE).

The Company believes that addressing the disruption of the intestinal barrier can fundamentally change the way diseases are treated and establish new standards of patient care. For more information, please go to www.palisadebio.com.

Forward Looking Statements

This communication contains “forward-looking” statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: progress of studies, including opening additional clinical trial sites, timing of results or data, progress and completion of patient enrollment, including timing thereof and the Company’s co-development partner’s expectation to complete enrollment; regulatory progress and strategy, including potential registration and commercialization of LB1148; the extent of the cash runway; the closing of the underwritten public offering; and expected proceeds from financings. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the Company’s ability to advance its clinical programs, the uncertain and time-consuming regulatory approval process; the Company’s ability to achieve additional financing to fund future operations and the Company’s ability to comply with the continued listing requirements for Nasdaq. Additional risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on March 17, 2022, Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

PALI@jtcir.com

Source: Palisade Bio